Exhibit 99.1

BARINGTON/HILCO ACQUISITION CORP. RECEIVES NASDAQ DELISTING NOTICE

FOR IMMEDIATE RELEASE:

Los Angeles, California

On August 23, 2018, Barington/Hilco Acquisition Corp. (“BHAC” or the “Company”) (Nasdaq Symbol: BHAC, BHACW, BHACU, BHACR) received a written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that it was no longer in compliance with the Nasdaq Listing Rules (the “Rules’).

The Company is a special purpose acquisition company (“SPAC”). Nasdaq advised the Company that a SPAC is required to complete one or more business combinations within 36 months of the effectiveness of the SPAC’s initial public offering. Since the Company’s registration statement became effective February 5, 2015, it was required to complete its initial business combination by February 5, 2018. The applicable rule also provides that if the Company does not comply with the above requirement, Nasdaq will issue a Staff Delisting Determination under Rule 5810 to delist the Company’s securities. Accordingly, the Nasdaq Staff has advised BHAC that its securities will be delisted from The Nasdaq Stock Market, and unless the Company requests an appeal of such determination, its securities will be suspended at the opening of business of September 4, 2018 and a Form 25-NSE will be filed with the Securities and Exchange Commission which will remove the Company’s securities from listing and registration on the Nasdaq Stock Market.

In addition, Nasdaq advised the Company that it also does not comply with Nasdaq’s filing requirements for continued inclusion set forth in Listing Rule 5250(c)(1) because it had not timely filed its Form 10-Q for the period ended June 30, 2018, which violation serves as an additional basis for delisting.

The Company intends to file its June 30, 2018 Form 10-Q with SEC by not later than September 12, 2018, and is currently in negotiations with a third party to consummate a business combination. Accordingly, on August 30, 2018, the Company appealed the Staff’s delisting determination to a Nasdaq Hearings Panel and requested a hearing.

There can be no assurance that the Company will be able to enter into a definitive agreement to consummate a business combination or that the Nasdaq Hearings Panel will not affirm the Staff’s delisting determination.

For further information contact:

Israel Maxx Abramowitz

Chief Executive Officer

(310) 734-1310